Exhibit (p)(1)

CODE OF ETHICS

Each Fund1 has adopted this Code of Ethics pursuant to Rule 17j-1 of the Investment Company Act of 1940 (the “1940 Act”) and it applies to a Fund’s Access Persons. Individuals that may meet the definition of Access Person below may not be required to comply with this particular Code of Ethics if such individuals are subject to another code of ethics that satisfies Rule 17j-1 of the 1940 Act. For example, the Fund’s investment advisers and service providers that are subsidiaries of Virtus Investment Partners, Inc. (“Virtus”) and affiliates of one another have adopted separate codes of ethics (the “Affiliate Codes”) that are substantially similar to this Code of Ethics, satisfy Rule 17j-1 and apply to individuals who would otherwise be covered by this Code of Ethics. In addition, the Fund’s subadvisers, if any, that are not Virtus affiliates have adopted their own codes of ethics.

This Code of Ethics is administered by the Virtus Compliance Department on behalf of the Funds together with the Affiliate Codes.

Standard of Business Conduct

The Fund acknowledges the integrity and good faith of all of the employees, officers, trustees or directors of the Fund and of those entities providing services on behalf of the Fund. The Fund recognizes, however, that the knowledge of present or future portfolio transactions or the power to influence portfolio transactions, if held by such individuals, could place them in a position where their personal interests might conflict with the interests of the Fund if they were to trade in securities eligible for investment by the Fund.

In view of the foregoing and of the provisions of Rule 17j-1 under the 1940 Act, the Fund has adopted this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such conflicts) and to establish related reporting requirements and enforcement procedures.

When persons covered by the terms of this Code of Ethics engage in personal securities transactions, they must adhere to the following general principles as well as to the Code’s specific provisions:

(a)	At all times, the interests of Fund shareholders must be paramount;

(b)	Personal transactions must be conducted consistent with this Code of Ethics in a manner that avoids or mitigates any actual or potential conflict of interest;

1 Registered Investment Companies (“Funds”) include ETFis Series Trust I, Virtus ETF Trust II, Virtus Alternative Solutions Trust, Virtus Equity Trust, Virtus Insight Trust, Virtus Opportunities Trust, Virtus Retirement Trust, Virtus Global Multi-Sector Income Fund, Virtus Total Return Fund, Virtus Variable Insurance Trust, Duff & Phelps Select Energy MLP Fund, Inc., The Zweig Fund, Inc., and The Zweig Total Return Fund, Inc.

(c)	No inappropriate advantage should be taken of any position of trust or responsibility;

(d)	Non-public information regarding security holdings in any Fund must remain confidential;

(e)	Compliance with all applicable federal securities laws must be maintained; and

(f)	Access Persons are required to adhere to the standards of business conduct in the Virtus Code of Conduct.

Definitions of Terms Used in this Code

“Access Person” of a Fund means any Advisory Person of a Fund. In addition, all of the Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund. Access Persons also includes any director, officer or general partner of ETF Distributors LLC, VP Distributors, LLC and Virtus Fund Services, LLC who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund for which ETF Distributors, VP Distributors or Virtus Fund Services acts as service provider, distributor or principal underwriter, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

“Advisory Person” of a Fund means:

(a)	Any director, officer, general partner or employee of the Fund or its investment adviser (or of any company in a control relationship to the Fund or its investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

(b)	Any natural person in a control relationship to the Fund or its investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund; and

(c)	Any Investment Personnel.

“Affiliated Open-End Mutual Fund” means any open-end mutual fund as to which a Virtus affiliate serves as the investment adviser or principal underwriter.

“Affiliated person” of another person means (A) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person; (B) any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (C) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (D) any officer, director, partner, copartner, or employee of such other person; (E) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (F) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

“Being considered for Purchase or Sale” means a security for which a recommendation to purchase or sell has been made and communicated; and with respect to the Advisory Person making the recommendation, when such person seriously considers making such a recommendation.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations there under. Generally, Beneficial Ownership means having or sharing, directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security. For the purposes hereof,

(a)	“Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

(b)	“Indirect pecuniary interest” includes, but is not limited to:

(i) securities held by members of the person’s “immediate family” (this means any child, child-in-law, stepchild, grandchild, parent, parent-in-law, stepparent, grandparent, spouse, partner, sibling, or sibling-in-law and includes adoptive relationships) sharing the same household (which ownership interest may be rebutted);

(ii) a general partner’s proportionate interest in portfolio securities held by a general or limited partnership;

(iii) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities);

(iv) a person’s interest in securities held by a trust;

(v) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and

(vi) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions (see Rule 16a-1(a)(2) of the Exchange Act).

“Crowdfunding Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(6).

“Chief Compliance Officer” or “CCO” refers to the person appointed by the Boards of the Funds pursuant to the provisions of Rule 38a-1.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except securities that are direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements and shares of traditional, unaffiliated registered open-end investment companies.

“Disinterested Trustee or Director” means a Member of the Board of Trustees or Board of Directors of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

“Immediate Family Member” any Access Person’s spouse or domestic partner who shares the same household and any relative by blood, adoption or marriage living in the Access Person’s household. This definition includes children (including financially dependent children away at school), stepchildren, grandchildren, parents, stepparents, grandparents, siblings and parents, children, or siblings-in-law.

“Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

“Investment Personnel” shall mean:

(a)	any employee of the Fund or its adviser (or of any company in a control relationship to the Fund or its adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and

(b)	any natural person who controls the Fund or its adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund. Investment Personnel includes any Portfolio Manager or other investment person, such as an analyst or trader, who provides information and advice to a Portfolio Manager or assists in the execution of the investment decisions.

“Limited Offering” or “Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(5), or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

“Managed Portfolio” shall mean those Funds, individually and collectively, for which the Portfolio Manager makes buy and sell decisions. For those Funds operating as series companies, Managed Portfolio shall include only the series for which the Portfolio Manager serves as the Portfolio Manager.

“Personal Brokerage Account” refers to any account (including, without limitation, a custody account, safekeeping account, and an account maintained by an entity that may act in a brokerage or a principal capacity) in which securities may be traded or custodied, and in which an Access Person has any Beneficial Ownership, and any such account of an Immediate Family member, through which an Access Person may hold or acquire Reportable Securities, even though the account currently holds only non-Reportable Securities (such as Unaffiliated Open-end Mutual Funds). To the extent that the Virtus 401(k) plan and potentially 401(k) plans of an Access Person’s prior employer(s) or 401(k) plans of Immediate Family Members have the capacity to invest in Affiliated Open-end Mutual Funds and/or other Reportable Securities, such accounts are considered “Personal Brokerage Accounts.” Furthermore, Individual Retirement Accounts (“IRA’s”) that are constructed within a brokerage account capable of transacting in Reportable Securities are also considered “Personal Brokerage Accounts.”

The meaning of “Personal Brokerage Account” does not include the following: Open-end mutual funds held directly with the sponsor in an account that is not capable of transacting in Reportable Securities; 401(k) accounts that may only hold Unaffiliated Open-end Mutual Funds; other accounts that cannot transact in Reportable Securities as determined by the Virtus Compliance Department; direct purchase accounts such as “DRIP” plans and Section 529 Plans that are not managed, distributed marketed or underwritten by a Virtus affiliate.

“Portfolio Manager” means the person or portfolio management team entrusted to make or participate in the making of the buy and sell decisions for a Fund, or series thereof; as disclosed in the Fund(s) prospectus.

“Purchase or sale of a Reportable Security” includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a security that is exchangeable for or convertible into a security.

“Reportable Security” means a security as defined in Section 2(a)(36) of the 1940 Act and includes: common stocks, preferred stocks, stock options (put, call and straddles, etc.), debt securities, privileges on any security or on any group or index of securities (including any interest therein or based on the value thereof) and derivative instruments; ETFs, UIT ETFs, closed end funds, stock indices vehicles (such as the Standard & Poor’s Composite Stock Indices, SPDR S&P 500, SPDR S&P MidCap 400, “iShares”, etc.); Affiliated Open-end Mutual Funds and municipal securities.

“Reportable Security” does not include direct obligations of the Government of the United States; money market instruments; bankers’ acceptances; bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; shares of money market funds; shares of Unaffiliated Open-end Mutual Funds; and units of a unit investment trust if the unit investment trust is invested exclusively in Unaffiliated Open-end Mutual Funds. Note:

This exception extends only to open-end funds registered in the U.S.; therefore, transactions and holdings in offshore funds are reportable.

“Security Held or to be Acquired” by a Fund means:

(i)	any Covered Security which, within the most recent 15 days:
(A)	is or has been held by the Fund; or
(B)	is being or has been considered by the Fund or any of its investment advisers for purchase by the Fund; and

(ii)	any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

“Unaffiliated Open-End Mutual Fund” means any open-end mutual fund as to which a Virtus affiliate does not serve as the investment adviser or principal underwriter for the fund.

Unlawful Actions

It is unlawful for any Affiliated person of any Fund or any of its advisers, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by any Fund:

(a)	to employ any device, scheme or artifice to defraud any Fund;

(b)	to make any untrue statement of a material fact to any Fund or omit to state a material fact necessary in order to make the statements made to any Fund, in light of the circumstances under which they are made, not misleading;

(c)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any Fund;

(d)	to engage in any manipulative practice with respect to any Fund; or

(e)	to divulge or act upon any material, non-public information, as such term is defined under relevant securities laws.

Disclosure of Personal Brokerage Accounts

All Access Persons must disclose their Personal Brokerage Accounts to their respective Compliance Department. It is each Access Person’s responsibility to notify their respective Compliance Department of all Personal Brokerage Accounts and to direct the broker to provide their Compliance Department with brokerage transaction confirmations and account statements (and verify that it has been done). Access Persons do not need to disclose the existence of their Virtus-Fidelity 401(k) account, however, any other Virtus Fidelity account holding securities, options or restricted stock of Virtus must be disclosed. 401(k) plans of an Access Person’s prior employer(s) or 401(k) plans of Immediate Family Members must be disclosed if such accounts have the capacity to invest in Affiliated Open-End Mutual Funds and/or other Reportable Securities.

Prohibited Activities and Restrictions

Initial Public Offering (“IPO”) Rule: No Access Person may directly or indirectly acquire beneficial ownership in any securities in an Initial Public Offering (including IPOs offered through the Internet), except with the prior written approval of the Virtus Compliance Department. No FINRA registered person may participate in an IPO pursuant to FINRA Rule 5130.

Crowdfunding Offering/Limited Offering/Private Placement Rule: No Access Person may directly or indirectly acquire beneficial ownership in any securities in a Crowdfunding Offering, Limited Offering or Private Placement except with the prior written approval of the Virtus Compliance Department.

Preclearance Rule: No Advisory Person may directly or indirectly acquire or dispose of beneficial ownership in a Reportable Security unless such transaction has been precleared by the Virtus Compliance Department. Preclearance is valid through the next business day to the close of the U.S. Market following the approval. An order not executed within that time must be resubmitted for pre-clearance approval. Advisory Persons must wait for approval before placing the order with their broker.

Exceptions: The following transactions do not require preclearance:

(a)	Purchases or sales of up to and including 500 shares per month of Reportable Securities of an issuer ranked in the Standard & Poor’s 500 Composite Stock Index (S&P 500) at the time of the transaction. An S&P 500 constituent list is updated quarterly and available on the Virtus intranet website. A copy is also available for review in the Compliance Department.

(b)	Affiliated Open-end Mutual Funds. (However such funds are subject to Quarterly Transaction and Annual Holdings reporting requirements.)

(c)	Purchases or sales which are non-volitional on the part of either the Advisory Person or the Fund.

(d)	Purchase orders of Reportable Securities sent directly to the issuer via mail (other than in connection with a Private Placement or Limited Offering) or sales of such securities that are redeemed directly by the issuer via mail.

(e)	Purchases of shares of Reportable Securities necessary to establish an automatic investment or dividend reinvestment plan, as well as any subsequent purchases and sales pursuant to any such plan.

(f)	Purchases or sales effected in any account over which the Advisory Person has no direct or indirect influence or control in the reasonable estimation of the Virtus Compliance Department. This exemption will also apply to Personal Brokerage Accounts for which a third party (e.g. broker or financial adviser) makes all investment decisions on behalf of the Advisory Person. The discretionary arrangement must be documented to the Virtus Compliance Department.

(g)	Purchases or sales of Reportable Securities not eligible for purchase or sale by the Fund(s).

(h)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(i)	Purchase or sale of securities issued under an employee stock purchase or incentive program unless otherwise restricted.

Open Order Rule: No Advisory Person may directly or indirectly acquire or dispose of Beneficial Ownership in any Reportable Security which requires preclearance on a day during which a Fund has a pending order for that security of the same type (i.e.. buy or sell) as the proposed personal trade, until the Fund’s order is executed or withdrawn.

Black-Out Rule: Investment Personnel may not directly or indirectly acquire or dispose of Beneficial Ownership in a Reportable Security within seven calendar days before and after the portfolio(s) associated with the Investment Personnel’s assigned duties trades in that security. The seven day period is exclusive of the execution date. The Black-Out Rule applies to transactions in securities that are required to be precleared.

Holding Period Rule: Except as provided herein, Advisory Persons must hold all Reportable Securities, including options, for no less than sixty (60) days, regardless of whether or not the purchase was exempt from preclearance under this Code. Generally, a first in, first out (“FIFO”) accounting methodology will be applied for determining compliance with this holding rule.

This Holding Period Rule does not apply to the following Reportable Securities and transactions:

•	Affiliated Open-End Mutual Funds;
•	Sales of Virtus shares after restricted stock units vest;
•	Sales of Virtus shares after exercising employee stock options; or
•	Sales effected in any account over which the Advisory Person has no direct or indirect influence or control.

Gifts and Entertainment: Access Persons may not give or receive gifts or entertainment that may be construed to have an influence on business transactions conducted by the Fund(s) or its investment adviser. Moreover, pursuant to Section 17(e) of the 1940 Act, gifts and entertainment may not be received by fund advisory personnel as compensation for the purchase or sale of any Fund property.

Gifts include any items of value, including sports paraphernalia or equipment, wine or food baskets, and gift certificates for good or services. Tickets to events are also considered gifts if the provider of such tickets does not attend the event. Gifts to or from any person or entity doing business with or seeking to do business with the Fund(s) or its investment adviser must not exceed $100 per person per year.

Entertainment includes events that are attended by the provider and recipient, and the $100 limit that applies to gifts does not apply to entertainment. Nonetheless, entertainment must be neither so frequent nor so extensive as to raise any question of impropriety.

All gifts and entertainment received or given must be reported to the Virtus Compliance Department.

Service as Director: No Advisory Person shall serve on the board of directors of a publicly traded company without prior authorization by the President or the Chief Compliance Officer of the Fund. If board service is authorized, such Advisory Person shall have no role in making investment decisions with respect to the publicly traded company.

Excessive Trading Rule: Access Persons shall comply with any mutual funds disruptive trading or market timing policies.

Reporting Requirements

The Code of Ethics, and any amendments thereto, shall be provided to every Access Person. Access Persons will provide written acknowledgement of receipt.

Duplicate Trade Confirmations and Personal Brokerage Account Statements: All Access Persons (other than Disinterested Trustees or Directors) shall direct their brokers to supply, at the same time that they are sent to the Access Person, a copy of the confirmation for each Reportable Securities trade in a Personal Brokerage Account, and a copy, at least quarterly, of an account statement for each Personal Brokerage Account to the Virtus Compliance Department (an electronic feed from the broker will satisfy these requirements). Access to duplicate confirmations and account statements will be restricted to those persons assigned to perform review functions, and all materials will be kept confidential except as required by law.

Quarterly Transaction Reports: Access Persons shall report to the Fund the information (specified further below) with respect to transactions in any Reportable Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Reportable Security.

Access Persons shall not be required to make a report with respect to transactions effected for any account over which that person lacks any direct or indirect influence or control in the reasonable estimation of the Virtus Compliance Department which may make reasonable periodic inquiries and request reasonable assurances in making such determination.

Every Quarterly Transaction Report shall be made not later than 15 days after the end of the calendar quarter, and shall include all transactions in Reportable Securities effected during the calendar quarter being reported on. Quarterly Transaction Reports shall contain such information as the Virtus Compliance Department may request and shall be reported in such manner (e.g., utilizing an on-line service) as the Virtus Compliance Department directs.

Initial and Annual Holdings Reports: Each Access Person shall submit an Initial Holdings and Annual Holdings Report listing all personal Reportable Securities holdings to the Virtus Compliance Department, upon commencement of service and annually thereafter (the Initial Holdings Report and the Annual Holdings Report, respectively) in the form and content requested by the Virtus Compliance Department. The information on the Initial Holdings Report must be current as of a date not more than 45 days prior to the date the individual becomes an Access Person. An Initial Holdings Report and certification must be submitted to the designated Compliance Officer no later than 10 days after becoming an Access Person. The Annual Holdings Report information shall be as of December 31 of the prior year. Access Persons shall submit the Annual Holdings Report and Certification to the designated Compliance Officer by January 31 of each year. Access Persons shall include on their Annual Holdings Report any holdings in Affiliated Open-end Mutual Funds, including those held in the Access Person’s Virtus-Fidelity 401(k) plan.

Disinterested Trustees and Directors

A Disinterested Trustee or Director of the Fund who would be considered an Access Person solely by reason of being a trustee or director of the Fund shall not be subject to the pre-clearance or reporting requirements applicable to Access Persons or the IPO Rule or Limited Offering/Private Placement Rule set forth in this Code of Ethics, except that such Trustee or Director shall report any transaction where the Trustee or Director knew, or, in the ordinary course of fulfilling his or her official duties as a Fund Trustee or Director, should have known, that during the 15-day period immediately before or after the Trustee’s/Director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security or the Fund or any of its investment advisers or subadvisers considered purchasing or selling the Covered Security. Any report made pursuant to the Reporting Requirements of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

401(k) Plans

Disclosure of Personal Brokerage Accounts: Access Persons are not required to disclose the existence of their Virtus-Fidelity 401(k) plan, but Access Persons must disclose any other 401(k) account if the account can transact in Affiliated Open-end Mutual Funds and/or other Reportable Securities.

Preclearance Rule: Advisory Persons are not required to preclear transactions in Affiliated Open-end Mutual Funds (e.g., transferring amounts from one fund to another) or contributions in the form of payroll deductions. Advisory Persons are required to preclear transactions in Reportable Securities that are not exceptions to the Preclearance Rule (e.g., the sale of previous employer’s stock).

Duplicate Trade Confirmations and Personal Brokerage Account Statements: If an Access Person has a 401(k) account from a previous employer that can transact in Affiliated Open-end Mutual Funds and/or other Reportable Securities, the Access Person shall direct his or her broker to supply, at the same time that they are sent to the Access Person, a copy of the confirmation for each personal Reportable Securities trade and a copy, at least quarterly, of an account statement to the Virtus Compliance Department for each 401(k) account other than the Virtus-Fidelity 401(k) plan.

Quarterly Transactions Reports: For 401(k) accounts other than the Virtus-Fidelity 401(k) plan, Access Persons are required to submit a Quarterly Transaction Report for transactions in Reportable Securities (e.g., Affiliated Open-end Mutual Funds or a previous employer’s stock).

Initial and Annual Holdings Reports: Access Persons are required to report all holdings in Reportable Securities, including holdings in the Virtus-Fidelity 401(k) plan (e.g., Affiliated Open-end Mutual Funds).

Administration

A.	At least annually, the Fund’s Chief Compliance Officer shall obtain certification that the Fund, each investment adviser and principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics or another code of ethics that satisfies Rule 17j-1 of the 1940 Act.

B.	Any Access Person shall immediately report any potential violation of this Code of which he or she becomes aware to the Fund CCO or the Virtus Compliance Department

C.	The Virtus Compliance Department will maintain a list of all Access Persons who are required to make reports under this Code of Ethics, and shall inform those Access Persons of their reporting obligations. The Virtus Compliance Department shall promptly notify any Access Person when any report has not been filed on a timely basis.

Recordkeeping Requirements

Documents and records required to be made and maintained in connection with this Code of Ethics shall be made and maintained in accordance with the Fund’s Policy Regarding Books and Records.

Sanctions

Upon discovering a violation of this Code, the Virtus Compliance Department may impose such sanctions as it deems appropriate, including, among other things, a letter of censure, suspension of personal trading privileges for a period of time, or suspension or termination of employment; and the Virtus Compliance Department shall advise the Fund CCO accordingly.

Exceptions

The Virtus Compliance Department may, in consultation with the Fund’s Chief Legal Officer and/or Fund CCO as appropriate, grant written exceptions to provisions of the Code based on equitable considerations. The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions, and may apply to past as well as future transactions, provided, however, that no exception will be granted where the exceptions would result in a violation of Rule 17j-1. To the extent any such exception relates to an Access Person of a Fund, the exception will be reported to the Fund CCO for reporting to the Fund’s Board at its next regularly scheduled meeting.

CERTIFICATION:

By my signature below, I certify that I have received, read, and understood the foregoing policies of the Virtus Funds Code of Ethics, and will comply in all respects with such policies.

Signature	Date

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